Exhibit 21.1

SUBSIDIARIES OF REVOLUTION LIGHTING TECHNOLOGIES, INC.

Subsidiary of the Company	Jurisdiction of Incorporation/Formation

Lumificient Corporation	Minnesota

Seesmart Technologies, LLC	Delaware

Lighting Integration Technologies, LLC	Delaware

Relume Technologies, Inc.	Delaware

Tri-State DE LLC	Delaware

Value Lighting, Inc.	Delaware

All Around Lighting, LLC	Texas

Energy Source, LLC	Delaware

E-Lighting, Inc.	Delaware

TNT Energy, LLC	Delaware

Subsidiary of Seesmart Technologies, LLC

Seesmart Technologies, Inc.	Nevada

Subsidiary of Relume Technologies, Inc.

Sentinel System, LLC	Michigan